Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, JUNE 10, 2010 Contact: David Vander Ploeg Executive VP and CFO 920-882-5854	Mark Fleming Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

o	Continued strong free cash flow - $90.2 million for fiscal 2010, or $4.78 per diluted share
o	Strengthening balance sheet as evidenced by $52.6 million in debt reduction and $19.2 million of increased cash
o	Continued soft furniture sales and business unit divestiture drove $39.1 million decrease in Q4 revenues
o	Ongoing cost-reduction efforts lead to $46.5 million reduction in SG&A expenses

Greenville, WI, June 10, 2010—School Specialty (NASDAQ:SCHS) today reported fiscal fourth quarter and year-end results that reflect continuing strong free cash flow and solid progress in containing costs to counter a depressed school funding environment. While revenue for both the fourth quarter and fiscal 2010 were well below the prior-year’s results due to an unprecedented slow-down in school spending, operational discipline and business consolidations enabled a 140-basis-point improvement in gross margin and a 90-basis-point rise in operating margin for the year, resulting in a slight decline in earnings per share.

Chief Executive Officer David J. Vander Zanden said School Specialty made significant progress during an extremely difficult year for education budgets and school spending. “I am very proud of our associates. They pulled together to successfully complete a number of important initiatives across the corporation that were focused both on executing planned business realignments and on softening the impact of a severe reduction in education spending,” said Vander Zanden. “While revenue declined more than 14 percent, our operating income was down only 4 percent. Free cash flow was exceptional, thanks in large part to new processes and systems that allow our associates to create permanent efficiencies in working capital management. During the year we completed a major restructuring of our Educational Resources group, gained new curriculum and educational technology offerings to support our growth strategy, and negotiated a more flexible credit agreement to fund our future capital needs.”

Continued working capital improvements helped drive fiscal 2010 free cash flow to $90.2 million, or $4.78 per diluted share. Much of the available cash was used to reduce total debt, which declined $52.6 million over the 12-month period. In addition, the company’s year-end cash balance increased $19.2 million compared to the prior year.

Fourth Quarter Financial Results

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Revenue for the fourth quarter of fiscal 2010 was $117.0 million, compared with $156.2 million in the prior year’s final quarter. The decrease was due primarily to a combination of decreased furniture revenue of $14.1 million plus the impact related to the divestiture of School Specialty Publishing, which generated $9.3 million of the revenue in last year’s fourth quarter. The impact of continued difficult general economic conditions on school spending, along with business integration-related decisions, comprised the balance of the decline. Partially offsetting the decline was $1.3 million of incremental revenue associated with the acquisition of AutoSkill International.

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Gross profit was $50.8 million compared with $62.2 million in last year’s fourth quarter. Consolidated gross margin improved 360 basis points to 43.4 percent from the prior year’s 39.8 percent, reflecting a more favorable product mix within both the Accelerated Learning (formerly named the Publishing segment) and Educational Resources segments.

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Selling, general and administrative expenses declined $11.8 million to $64.7 million (55.3 percent of revenue) from the prior year’s $76.5 million (49.0 percent of revenue). The decrease is attributable to the company’s cost-reduction efforts over the past 12 months, supply chain efficiencies and lower volume.

•	The operating loss for the fourth quarter was $13.9 million, compared to an operating loss of $14.3 million last year.

•

Net interest expense and other expense in the fourth quarter of fiscal 2010 increased $0.3 million to $7.7 million, compared to the same period last year. The increase was attributable to non-cash interest expense of $3.4 million as compared to $3.1 million in last year’s fourth quarter, as a result of the company adopting FASB ASC Topic 470-20 regarding new accounting rules for convertible debt. Interest expense savings related to decreased overall debt balances were offset by accelerated amortization of debt issuance costs related to the retired revolving credit facility of $0.4 million, or $0.01 per share.

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Net loss in the fourth quarter was $13.7 million ($0.73 per share) compared to a net loss of $13.2 million ($0.70 per share) in the comparable quarter last year. Both periods included non-cash charges related to convertible debt accounting, which increased the fourth quarter loss by $0.11 per share in fiscal 2010 and $0.10 per share in fiscal 2009. Earnings per share in fiscal 2010 was reduced by $0.02 for the company’s share of the net loss from its minority interest in Carson-Dellosa Publishing, LLC, which was formed during fiscal 2010’s second quarter in connection with the School Specialty Publishing divestiture.

Fiscal 2010 Financial Results

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Consolidated revenue for fiscal 2010 was $896.7 million compared with $1,047.0 million last year. The two primary drivers of this reduction were lower levels of school construction and renovations, which resulted in a $55.9 million decline in furniture revenue, and an expected $21 million decline in state science adoption revenue. In addition, the divestiture of School Specialty Publishing resulted in $12.9 million of the revenue decline, which was partially offset by $5.9 million of incremental revenue associated with the acquisition of AutoSkill International. The remaining decline was related to the impact of general economic conditions on school spending.

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Gross profit for the year was $379.1 million compared with $428.6 million last year. Gross margin increased 140 basis points to 42.3 percent versus last year’s 40.9 percent. The improvement was primarily due to product pricing and successful vendor costing initiatives. Favorable product mix, particularly in the Accelerated Learning segment, also contributed to the increased gross margin.

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Selling, general and administrative expenses declined $46.5 million to $304.4 million (34.0 percent of revenue), from the prior year’s $350.9 million (33.5 percent of revenue). Contributing to the decline were cost reductions from operational consolidations, efficiencies in supply chain operations and multiple expense control efforts companywide.

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Operating income for fiscal 2010 was $74.7 million compared to $77.7 million in fiscal 2009. Improved gross margin contributed to a 90-basis-point increase in operating margin from 7.4 percent in fiscal 2009 to 8.3 percent in fiscal 2010.

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Interest expense and other expense for fiscal 2010 declined $2.1 million to $30.5 million from the prior year’s $32.6 million, the result of a decline in average debt balances of approximately $90 million. The reduction includes the elimination of an accounts receivable securitization program in fiscal 2009. These totals also include non-cash interest expense related to new accounting rules for convertible debt of $13.1 million in fiscal 2010 and $12.0 million in fiscal 2009.

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Net income for fiscal 2010 was $25.9 million ($1.37 per diluted share) compared with $27.1 million ($1.44 per diluted share). Both periods included non-cash charges related to convertible debt accounting, which reduced diluted earnings per share by $0.42 in fiscal 2010 and $0.39 in fiscal 2009. Fiscal 2010 diluted earnings per share has been reduced by $0.04 for the company’s share of the net loss from its minority interest in Carson-Dellosa Publishing, LLC. Diluted earnings per share for fiscal 2010 and fiscal 2009, excluding the impact of the accounting change for convertible debt, were $1.78 and 1.83, respectively.

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The company’s fiscal 2010 free cash flow totaled $90.2 million. The company used its free cash flow to pay down debt, fund its acquisition of AutoSkill International and purchase the Think Math!™ curriculum. In addition, the company increased its end-of-year cash balance by $19.2 million.

Outlook

School Specialty is expecting fiscal 2011 revenue to be in a range of $790 million to $825 million. Excluding revenue from divestitures, this is a decline of approximately 6 percent to 10 percent from fiscal 2010 levels. The continued expected softness in the furniture market represents approximately 70 percent of the volume decline. Diluted earnings per share is expected to be in the range of $1.00 to $1.30 in fiscal 2011, or $1.32 to $1.62 excluding the impact of the convertible debt accounting. Fiscal 2011 free cash flow is expected to be in a range of $60 million to $70 million, which includes an approximate $16 million cash tax payment associated with the expected repurchase obligation under the $133 million convertible notes.

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“The funding environment will continue to challenge our revenue and margins in fiscal 2011, especially for our supplies and furniture businesses where price is becoming more important. The back-to-school season is expected to be very difficult for most districts across America. Looking beyond the summer, we have several new initiatives, including a contract with U.S. Communities, a non-profit government purchasing cooperative, and the introduction of a new private label furniture line that we expect to help maintain revenue and margins in the second half of the year. We have also just signed a new consumer-focused contract with Amazon.com that we anticipate will generate new revenue in the second half of the year. We are cautiously optimistic in our belief that fiscal 2011 will reflect the bottom of the funding decline and that states will begin to experience revenue growth over the coming months,” said Vander Zanden.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2010 financial results. The conference call begins today, June 10, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investors section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 25, 2009, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Fiscal Year Ended
	April 24, 2010	(As Adjusted)* April 25, 2009	April 24, 2010	(As Adjusted)* April 25, 2009
Revenues	$117,039	$156,170	$896,678	$1,046,980
Cost of revenues	66,205	93,985	517,530	618,377

Gross profit	50,834	62,185	379,148	428,603
Selling, general and administrative expenses	64,745	76,530	304,451	350,919

Operating income (loss)	(13,911)	(14,345)	74,697	77,684

Other (income) expense:
Interest expense	7,705	7,540	30,532	30,238
Interest income	(33)	(11)	(66)	(333)
Other	—	(124)	—	2,679

Income (loss) before provision for income taxes	(21,583)	(21,750)	44,231	45,100
Provision for (benefit from) income taxes	(8,320)	(8,544)	17,678	17,972

Income (loss) before from investment in unconsolidated affiliate	$(13,263)	$(13,206)	$26,553	$27,128

Equity in (losses) earnings of unconsolidated affiliate, net of tax	(460)	—	(701)	—

Net income (loss)	$(13,723)	$(13,206)	$25,852	$27,128

Weighted average shares outstanding:
Basic	18,859	18,795	18,843	18,802
Diluted	18,859	18,795	18,874	18,895

Net Income Per Share:
Basic	$(0.73)	$(0.70)	$1.37	$1.44
Diluted	$(0.73)	$(0.70)	$1.37	$1.44

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other Options” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

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SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	April 24, 2010	(As Adjusted from Audited Statements)* April 25, 2009
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,035	$1,871
Accounts receivable	72,734	103,683
Inventories	99,910	127,108
Deferred catalog costs	13,593	15,537
Prepaid expenses and other current assets	12,164	17,347
Refundable income taxes	1,539	1,566
Deferred taxes	9,867	9,805

Total current assets	230,842	276,917
Property, plant and equipment, net	66,607	70,183
Goodwill	540,248	532,318
Intangible assets, net	166,552	168,082
Other	33,118	27,551
Investment in unconsolidated affiliate	28,299	—

Total assets	$1,065,666	$1,075,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$132,397	$127,071
Accounts payable	47,954	56,786
Accrued compensation	7,501	12,821
Deferred revenue	4,312	4,254
Other accrued liabilities	24,750	28,231

Total current liabilities	216,914	229,163
Long-term debt - less current maturities	199,742	244,586
Deferred taxes and other	92,398	86,109
Other liabilities	1,423	913

Total liabilities	510,477	560,771

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,280,097 and 24,243,438 shares issued, respectively	24	24
Capital paid-in excess of par value	436,959	435,150
Treasury stock, at cost - 5,420,210 and 5,420,210 shares, respectively	(186,637)	(186,637)
Accumulated other comprehensive income	24,052	10,804
Retained earnings	280,791	254,939

Total shareholders’ equity	555,189	514,280

Total liabilities and shareholders’ equity	$1,065,666	$1,075,051

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other Options” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Fiscal Year Ended
	April 24, 2010	(As Adjusted)* April 25, 2009
Cash flows from operating activities:
Net income	$25,852	$27,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	26,847	24,315
Amortization of development costs	5,067	6,401
Investment in unconsolidated affiliate	701	—
Amortization of debt fees and other	2,420	1,394
Share-based compensation expense	2,448	4,488
Deferred taxes	5,981	6,011
Loss on disposal of property, equipment and other	652	490
Non-cash convertible debt deferred financing costs	13,062	12,033
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Change in amounts sold under receivables securitization, net	—	(50,000)
Accounts receivable	29,008	21,867
Inventories	13,586	22,313
Deferred catalog costs	1,944	(692)
Prepaid expenses and other current assets	1,317	10,860
Accounts payable	(9,267)	(8,484)
Accrued liabilities	(7,659)	(6,910)

Net cash provided by operating activities	111,959	71,214

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(11,700)	—
Additions to property, plant and equipment	(13,832)	(11,622)
Acquisition of intangible and other assets	(1,800)	—
Proceeds from disposal of discontinued operations	800	2,485
Investment in product development costs	(10,035)	(8,523)
Proceeds from disposal of property, plant and equipment	2,083	186
Investment in Noncontrolling Interest	(2,226)	—

Net cash used in investing activities	(36,710)	(17,474)

Cash flows from financing activities:
Proceeds from bank borrowings	304,400	680,000
Repayment of debt and capital leases	(356,979)	(725,890)
Purchase of treasury stock	—	(15,250)
Proceeds from exercise of stock options	117	3,195
Excess income tax benefit from exercise of stock options	—	1,439
Payment of debt fees and other	(3,623)	603

Net cash used in financing activities	(56,085)	(55,903)

Net increase in cash and cash equivalents	19,164	(2,163)
Cash and cash equivalents, beginning of period	1,871	4,034

Cash and cash equivalents, end of period	$21,035	$1,871

Free cash flow reconciliation:
Net cash provided by operating activities	$111,959	$71,214
Additions to property and equipment	(13,832)	(11,622)
Investment in development costs	(10,035)	(8,523)
Proceeds from disposal of property and equipment	2,083	186
Net accounts receivable securitization facility	—	50,000

Free cash flow	$90,175	$101,255

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other Options” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

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School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

4th Quarter, Fiscal 2010

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD
					% of Revenues
	4Q10-QTD	4Q09-QTD	Change $	Change %	4Q10-QTD	4Q09-QTD
Revenues
Educational Resources	$94,258	$121,834	$(27,576)	-22.6%	80.5%	78.0%
Accelerated Learning Group	22,584	34,338	(11,754)	-34.2%	19.3%	22.0%
Corporate and Interco Elims	197	(2)	199		0.2%	0.0%

Total Revenues	$117,039	$156,170	$(39,131)	-25.1%	100.0%	100.0%

					% of Gross Profit
	4Q10-QTD	4Q09-QTD	Change $	Change %	4Q10-QTD	4Q09-QTD
Gross Profit
Educational Resources	$37,476	$46,243	$(8,767)	-19.0%	73.7%	74.4%
Accelerated Learning Group	12,498	15,264	(2,766)	-18.1%	24.6%	24.5%
Corporate and Interco Elims	860	678	182		1.7%	1.1%

Total Gross Profit	$50,834	$62,185	$(11,351)	-18.3%	100.0%	100.0%

Segment Gross Margin Summary-QTD
	4Q10-QTD	4Q09-QTD
Gross Margin
Educational Resources	39.8%	38.0%
Accelerated Learning Group	55.3%	44.5%
Total Gross Margin	43.4%	39.8%

Segment Revenues and Gross Profit/Margin Analysis-YTD
					% of Revenue
	4Q10-YTD	4Q09-YTD	Change $	Change %	4Q10-YTD	4Q09-YTD
Revenues
Educational Resources	$641,048	$737,068	$(96,020)	-13.0%	71.5%	70.4%
Accelerated Learning Group	256,157	310,203	(54,046)	-17.4%	28.6%	29.6%
Corporate and Interco Elims	(527)	(291)	(236)		-0.1%	0.0%

Total Revenues	$896,678	$1,046,980	$(150,302)	-14.4%	100.0%	100.0%

					% of Gross Profit
	4Q10-YTD	4Q09-YTD	Change $	Change %	4Q10-YTD	4Q09-YTD
Gross Profit
Educational Resources	$233,011	$256,641	$(23,630)	-9.2%	61.6%	59.9%
Accelerated Learning Group	143,442	168,914	(25,472)	-15.1%	37.8%	39.4%
Corporate and Interco Elims	2,695	3,048	(353)		0.6%	0.7%

Total Gross Profit	$379,148	$428,603	$(49,455)	-11.5%	100.0%	100.0%

Segment Gross Margin Summary-YTD
	4Q10-YTD	4Q09-YTD
Gross Margin
Educational Resources	36.3%	34.8%
Accelerated Learning Group	56.0%	54.5%
Total Gross Margin	42.3%	40.9%

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